Exhibit 10.3

September 6, 2023

Zapata Computing, Inc.

100 Federal Street, Floor 20

Boston, MA 02110

Andretti Acquisition Corp.

7615 Zionsville Road

Indianapolis, Indiana 46268

Re: Sponsor Support Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement, dated as of the date hereof and as it may be amended, supplemented, restated or otherwise modified from time to time (the “Merger Agreement”), by and among Andretti Acquisition Corp., a Cayman Islands exempted company (the “Acquiror”), Zapata Computing, Inc., a Delaware corporation (the “Company”), and the other parties thereto and the other transactions relating thereto (the “Business Combination”) and hereby amends and restates in its entirety that certain letter, dated January 12, 2022, from, Andretti Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Sol Verano Blocker 1 LLC, a Delaware limited liability company (the “Sponsor Co-Investor”) and the undersigned members of the Acquiror’s board of directors and/or management team (each of such individuals, an “Insider” and collectively, the “Insiders”), to the Acquiror (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 6 hereof. Certain capitalized and uncapitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor, the Sponsor Co-Investor and the Insiders are currently, and as of the Closing will be, the beneficial owners of outstanding Founder Shares and outstanding Private Placement Warrants, as shown on Schedule A hereto.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, the Sponsor Co-Investor and each Insider hereby agrees with the Acquiror and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1)	The Sponsor, the Sponsor Co-Investor and each Insider irrevocably agrees that it, he or she shall:

a)

vote any Common Stock and Founder Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of stockholders relating to the Business Combination;

b)	when such meeting of stockholders is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Alternative Business Combination and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor, the Sponsor Co-Investor or the Insiders contained in this Sponsor Agreement; and

d)	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval.

Prior to any valid termination of the Merger Agreement, the Sponsor, the Sponsor Co-Investor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

2)

The Sponsor, the Sponsor Co-Investor and each Insider hereby agrees and acknowledges that: (i) Acquiror and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor, the Sponsor Co-Investor or any Insider of its, his or her obligations under paragraphs 1 and 3, as applicable, of this Sponsor Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3)	The Sponsor, the Sponsor Co-Investor and each Insider agrees that it, he or she shall not:

a)

Transfer any Founder Shares until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the New Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which the Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Acquiror’s stockholders having the right to exchange their shares of New Parent Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”); or

b)

Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Business Combination (the “Private Placement Warrants Lock-up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

c)

Notwithstanding the provisions set forth in paragraphs 3(a) and 3(b), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, the Sponsor Co-Investor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(c)), are permitted (A) to the Acquiror’s officers or directors, any affiliate or family member of any of the Acquiror’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates; (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private transfers or by other transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; or (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor, provided, however, that in the case of clauses (A) through (F), these permitted transferees must enter into a written agreement with the Acquiror agreeing to be bound by this Agreement.

4)	Vesting and Forfeiture of Certain Founder Shares.

a)

The Sponsor and Sponsor Co-Investor severally (and not jointly) agree that, as of immediately prior to (but subject to) the Closing, 4,745,000 Founder Shares set forth on Schedule A under “Founder Shares” opposite to the names of the Sponsor and the Sponsor Co-Investor shall, following the Closing, be subject to the vesting and forfeiture provisions set forth in this paragraph 4. Each of the Sponsor and the Sponsor Co-Investor severally (and not jointly) agree that it shall not (and will cause its Affiliates not to) Transfer any Unvested Founder Shares held by it prior to the date such Founder Shares become vested pursuant to this paragraph 4, except to the extent permitted by paragraph 3(c)(A) (including the requirement that any such transferees enter into a written agreement with the Acquiror agreeing to be bound by this Agreement, including the vesting and forfeiture provisions set forth in this paragraph 4). For the avoidance of doubt, the 1,005,000 Founder Shares identified on Schedule A as (i) held by Insiders or (ii) held by the Sponsor or

Sponsor Co-Investor and subject to non-redemption agreements (which Founder Shares are set forth under “Founder Shares Subject to NRAs” on Schedule A) shall not be subject to any vesting or forfeiture. The number of Founder Shares that shall be subject to vesting (such applicable number of Founder Shares, the “Unvested Founder Shares”) shall be determined as follows:

i)	In the event that the Closing Available Cash is an amount equal to $25 million or more, then the number of Unvested Founder Shares shall be zero.

ii)

In the event that the Closing Available Cash is an amount equal to $10 million or less, then the number of Unvested Founder Shares shall be 30% of the number of Founder Shares set forth opposite the names of the Sponsor and the Sponsor Co-Investor on Schedule A hereto.

iii)

In the event that the Closing Available Cash is more than $10 million but less than $25 million, then the number of Unvested Founder Shares shall be determined by straight line interpolation between zero and 30% of the number of Founder Shares set forth opposite the names of the Sponsor and the Sponsor Co-Investor on Schedule A hereto.

iv)

For all purposes of this paragraph 4, “Closing Available Cash” means, as of the Closing, the sum of (w) the total dollar amount of cash or cash equivalents in the Trust Account (after deducting the amount required to satisfy the redemption payments to Acquiror’s public stockholders, but prior to the payment of any Outstanding Company Transaction Expenses or Outstanding Parent Transaction Expenses), (x) the total amounts raised pursuant to subscription agreements entered into between the Company and investors pursuant to which investors purchase shares of Company Common Stock in a private placement or placements to be consummated immediately prior to the consummation of the Business Combination, (y) all bridge financing proceeds subscribed for after the date hereof and prior to completion of the Business Combination, and (z) any other amounts of cash, funds or cash equivalents contributed to Company by Acquiror, Sponsor, the Sponsor Co-Investor, the Insiders, or their respective affiliates prior to Closing (including, for the avoidance of doubt, the $1.5 million invested or otherwise contributed to the Company by certain Insiders prior to the date hereof).

b)

Vesting of Unvested Founder Shares. All of the Unvested Founder Shares shall vest at such time as a $12.00 Stock Price Level is achieved or an Acquiror Sale occurs on or before the third anniversary of the Closing Date. For the avoidance of doubt, subject to paragraph 4(e), if a $12.00 Stock Price Level is not achieved or an Acquiror Sales does not occur on or prior to the third anniversary of the Closing Date, the Unvested Founder Shares that were eligible to vest pursuant to this paragraph 4(b) shall not vest and shall be forfeited as provided in paragraph 4(c).

c)

Forfeiture of Unvested Founder Shares. Subject to paragraph 4(e), Unvested Founder Shares that are forfeited pursuant to paragraph 4(b) shall be transferred by the Sponsor and the Sponsor Co-Investor, as applicable, to the Acquiror, without any consideration for such Transfer.

d)

Stock Price Level. For purposes of this paragraph 4, the “Stock Price Level” will be considered achieved on the date on which the closing price of the Common Stock on the New York Stock Exchange (or other exchange or other market where the Common Stock is then traded) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 Trading Days within any 30 Trading Day period.

e)

Acquiror Sale. Notwithstanding the foregoing, in the event the Acquiror enters into a binding agreement with respect to an Acquiror Sale on or before the third anniversary of the Closing Date and ultimately consummates such Acquiror Sale, all Unvested Founder Shares Beneficially Owned by the Sponsor and the Sponsor Co-Investor shall vest on the day prior to the closing of such Acquiror Sale.

5)

The Sponsor, the Sponsor Co-Investor and each Insider hereby represents and warrants to the Acquiror and the Company that it, he or she has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

6)

As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” shall mean the shares of Class B ordinary shares, par value $0.0001 per share, of the Acquiror and the shares of New Parent Common Stock issued or issuable upon conversion of such shares in connection with the Domestication; (iii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (iv) “Common Stock” shall mean the Class A ordinary shares, par value $0.0001 per share, of the Acquiror, and the shares of New Parent Common Stock issued or issuable upon conversion of such shares in connection with the Domestication; (v) “Private Placement Warrants” shall mean the Warrants to purchase up to 13,550,000 shares of Common Stock issued in a private placement that occurred simultaneously with the consummation of Acquiror’s initial public offering; and (vi) “Acquiror Sale” shall mean any of the following (which, for the avoidance of doubt, shall not include the Business Combination): (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities, (b) a merger or consolidation of Acquiror with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Acquiror Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the board of directors of Acquiror approves a plan of complete liquidation or dissolution of Acquiror or an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale.

7)

This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, the Sponsor Co-Investor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Acquiror and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

8)

No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3, without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, the Sponsor Co-Investor, each Insider, the Acquiror and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9)

Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10)

This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11)

This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12)

This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the Borough of Manhattan in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.01 of the Merger Agreement to the applicable party at its principal place of business.

14)

This Sponsor Agreement shall terminate on the earlier of (a) the consummation of an Acquiror Sale and (b) the later of (i) in the event there are Unvested Founder Shares pursuant to paragraph 4, the earlier of (x) the achievement of a $12.00 Stock Price Level on or before the third anniversary of the Closing Date and (y) the third anniversary of the Closing Date and (ii) the expiration of the Lock-up Periods; provided that such termination shall not affect any forfeiture of Unvested Founder Shares occurring prior to or contemporaneously with such termination (including as a result of a failure to consummate an Acquiror Sale in accordance with paragraph 4(e)). In the event of a valid termination of the Merger Agreement, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, the Sponsor-Co-Investor, each Insider, the Acquiror or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

15)

The Sponsor, the Sponsor Co-Investor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within its limited liability company powers and have been duly authorized by all necessary limited liability company actions on its part; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described permitted by Section 5.12 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the certificate of incorporation of the Acquiror, (C) the Merger Agreement, (D) the Registration Rights Agreement, dated as of January 12, 2022, by and among the Acquiror and certain security holders, or (E) any applicable securities laws; and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor, the Sponsor Co-Investor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

16)

If, and as often as, there are any changes in the Acquiror, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Warrants, each as so changed.

17)

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,
ANDRETTI SPONSOR LLC

By:	/s/ William M. Brown
Name: William M. Brown
Title: Chief Financial Officer

SOL VERANO BLOCKER 1 LLC

By:	/s/ Paul Kania
Name: Paul Kania
Title: Chief Financial Officer

/s/ Michael M. Andretti
Michael M. Andretti

/s/ William M. Brown
William M. Brown

/s/ Zakary C. Brown
Zakary C. Brown

/s/ James W. Keyes
James W. Keyes

/s/ Cassandra S. Lee
Cassandra S. Lee

/s/ Gerald D. Putnam
Gerald D. Putman

/s/ William J. Sandbrook
William J. Sandbrook

/s/ John J. Romanelli
John J. Romanelli

[Signature Page to Sponsor Support Agreement—Andretti Acquisition Corp.]

Acknowledged and Agreed:

ANDRETTI ACQUISITION CORP.

By:	/s/ William M. Brown
Name: William M. Brown
Title: President and Chief Financial Officer

Acknowledged and Agreed:

ZAPATA COMPUTING, INC.

By:	/s/ Christopher J. Savoie
Name: Christopher J. Savoie
Title: President

[Signature Page to Sponsor Support Agreement—Andretti Acquisition Corp.]

Schedule A

Ownership of Securities*

Sponsor	Founder Shares	Founder Shares Subject to NRAs	Private Placement Warrants
Andretti Sponsor LLC	3,536,863	652,214	10,100,000

Total	3,536,863	652,214	10,100,000

Sponsor Co-Investor	Founder Shares	Founder Shares Subject to NRAs	Private Placement Warrants
SOL Verano Blocker I LLC	1,208,137	222,786	3,450,000

Total	1,208,137	222,786	3,450,000

Insiders	Founder Shares	Private Placement Warrants
Michael M. Andretti	—	—
William M. Brown	—	—
Zakary C. Brown	25,000	—
James W. Keyes	25,000	—
Cassandra S. Lee	30,000	—
Gerald D. Putman	25,000	—
William J. Sandbrook	—	—
John J. Romanelli	25,000	—

Total	130,000	—

*

The 875,000 Founder Shares reflected in the columns titled “Founder Shares Subject to NRAs” are subject to transfer to certain investors who executed non-redemption agreements in connection with the special meeting to approve the extension of time for the Acquiror to complete a business combination. Such Founder Shares shall not be subject to Section 4 of the Sponsor Agreement (notwithstanding that such Founder Shares are held by Sponsor or Sponsor Co-Investor as of the date of the Sponsor Agreement).